SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 8-K
                                    CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported)   July 9, 1996



                            COASTAL PHYSICIAN GROUP, INC.
                  (Exact Name of Registrant as Specified in Charter)


         DELAWARE                 001-13460                56-1379244
         (State or Other          (Commission              (IRS Employer
         Jurisdiction of           File Number)             Identification
         Incorporation)                                     No.)


         2828 CROASDAILE DRIVE, DURHAM, NC                      27705
         (Address of Principal Executive Offices)               (Zip Code)


         Registrant's telephone number including area code  (919) 383-0355


                                         N/A
         (Former name or former address, if changed since last report)







         ITEM 5. - OTHER EVENTS

         On July 9, 1996, Drs. Steven M. Scott and Bertram E. Walls, filed, on their own behalf and derivatively on behalf of the Company, an action in the General Court of Justice of the State of North Carolina in the County of Durham against the Company and Dr. Jacque J. Sokolov and Messrs. Joseph G. Piemont and Stephen
         D. Corman. The plaintiffs allege, among other things, that certain members of the Board of Directors breached their fiduciary duties and wasted corporate assets by removing Dr. Scott from his position as President and Chief Executive Officer of the Company and by approving the entry by the Company into an employment agreement with Mr. Piemont. The plaintiffs allege that these actions were taken to wrongfully remove Dr. Scott and to enrich the defendants at the expense of the Company and its stockholders, and that these and other recent actions of the Board of Directors, including the approval of efforts to sell certain corporate assets, were taken in breach of the Board of Directors' duty of care. The complaint seeks as relief, among other things, an order of the court enjoining the Board of Directors from proceeding with potential asset sales, declaring the Piemont employment agreement unenforceable, declaring the Board of Directors' conduct in placing Dr. Scott on leave to be contrary to Delaware law and requiring the Board of Directors to consider ratifying a contract with Century American Insurance Company. In addition, the complaint seeks damages in an unspecified amount in excess of $10,000.00 against the individual defendants. The Company believes that these allegations are without merit and intends to defend the actions vigorously.

         ITEM 7(C) - EXHIBITS

         Exhibit 99 Verified Complaint, filed on July 9, 1996, by Steven M. Scott and Bertram E. Walls, each on his own behalf and on behalf of Coastal Physician Group, Inc., against Jacque J. Sokolov, Joseph G. Piemont, Stephen D. Corman and Coastal Physician Group, Inc.








                                     SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      COASTAL PHYSICIAN GROUP, INC.
                                             (Registrant)



         Date:  July 19, 1996         By: /s/ Joseph G. Piemont
                                          Joseph G. Piemont
                                          President and Chief Executive
                                          Officer